EXHIBIT 10.18

SHARED PERFORMANCE STOCK AWARD AGREEMENT UNDER

THE MICROSOFT CORPORATION 2001 STOCK PLAN

(Executive Officer Agreement)

Award Number <<GrantIdentifier>>

1. Award of Target Shared Performance Stock Awards. Microsoft Corporation (the “Company”), in the exercise of its sole discretion pursuant to the Microsoft Corporation 2001 Stock Plan (the “Plan”), does on <<GrantDate>> (the “Award Date”) hereby award to <<FullName>> (the “Awardee”) <<shares granted quantity>> target Shared Performance Stock Awards (target “SPSAs”) upon the terms and subject to the conditions of this Award Agreement.

Target SPSAs are used solely to calculate the number of actual SPSAs awarded to Awardee in accordance with this Award Agreement, and do not create any separate rights or entitlements. ACTUAL SPSAs ARE CALCULATED FOLLOWING THE END OF THE COMPANY’S FISCAL YEAR 2008 AS SET FORTH IN APPENDIX A , AND BASED ON ANY ADJUSTMENTS IN TARGET SPSAs DUE TO EMPLOYMENT CHANGES AS DESCRIBED THE SPSA ADMINISTRATIVE POLICIES (EXECUTIVE OFFICERS) REFERENCED IN SECTION 3(b) BELOW.

SPSAs represent the Company’s unfunded and unsecured promise to issue Common Shares at a future date, subject to the terms of this Award Agreement and the Plan. Awardee has no rights under the SPSAs other than the rights of a general unsecured creditor of the Company.

Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to them in the Plan.

2. Calculation of SPSAs. Following the end of FY08, Awardee’s actual SPSAs will be calculated by multiplying the target SPSAs by the SPI Percentage, rounded up to the nearest whole number. In calculating the number of actual SPSAs, target SPSAs will be determined after taking into account any adjustments due to employment changes, as described in the SPSA Administrative Policies (Executive Officers) referenced in Section 3(b) below. The SPI Percentage is calculated as set forth in Appendix A.

3. Vesting Schedule and Conversion of SPSAs; Adjustments upon Employment Changes.

(a) Subject to the terms of this Award Agreement and the Plan and provided that Awardee remains continuously employed throughout the vesting periods set out below:

(1) 25% of the SPSAs shall vest and be converted into an equivalent number of Common Shares that will be distributed to Awardee on or about August 31, 2008 (the “initial vest date”);

(2) 25% of the SPSAs shall vest and be converted into an equivalent number of Common Shares that will be distributed to Awardee one year from the initial vest date;

(3) 25% of the SPSAs shall vest and be converted into an equivalent number of Common Shares that will be distributed to Awardee two years from the initial vest date; and

(4) 25% of the SPSAs shall vest and be converted into an equivalent number of Common Shares that will be distributed to Awardee three years from the initial vest date.

Fractional SPSAs shall be converted into Common Shares as set out in Section 10(c) of this Award Agreement. Vesting will not occur before the first NASDAQ Stock Market regular trading day that is on or after the applicable vest and conversion date above.

(b) AWARDEE’S RIGHTS IN THE SPSAs SHALL BE SUBJECT TO INCREASE, DECREASE, LOSS OR MAY BE OTHERWISE AFFECTED WITH REGARD TO AWARD ELIGIBILITY, SIZE, VESTING AND TERMINATION, BYCHANGES IN LEVEL, LEAVES OF ABSENCE, PART-TIME EMPLOYMENT, DISABILITY AND OTHER CHANGES IN AWARDEE’S EMPLOYMENT AS PROVIDED IN THE COMPANY’S CURRENT SPSA ADMINISTRATIVE POLICIES (EXECUTIVE OFFICERS), WHICH MAY VARY FROM THE POLICIES ON STOCK OPTIONS AND STOCK AWARDS. ACCOMPANYING THIS AWARD AGREEMENT IS A CURRENT COPY OF THE COMPANY’S SPSA ADMINISTRATIVE POLICIES (EXECUTIVE OFFICERS). THESE POLICIES SHALL BE APPROVED BY THE COMPENSATION COMMITTEE OF THE BOARD (THE “COMMITTEE”) AND MAY CHANGE FROM TIME TO TIME, WITHOUT NOTICE, IN THE COMPANY’S SOLE DISCRETION. AWARDEE’S RIGHTS WILL BE GOVERNED BY THE POLICIES IN EFFECT AT THE TIME OF ANY EVENT OR CHANGE COVERED BY THE POLICIES. FOR A COPY OF THE MOST CURRENT SPSA ADMINISTRATIVE POLICIES (EXECUTIVE OFFICERS) AT ANY POINT IN TIME, E-MAIL “BENEFITS” OR GO TO HRWEB, UNDER STOCK.

4. Termination at Conversion of SPSAs. Unless terminated earlier under Section 5, 6, 7 or 8 below, an Awardee’s rights under this Award Agreement with respect to the SPSAs issued under this Award Agreement shall terminate at the time such SPSAs are converted into Common Shares.

5. Termination of Awardee’s Status as a Participant. Except as otherwise specified in Sections 6, 7 and 8 below, in the event of termination of Awardee’s Continuous Status as a Participant (as such term is defined in Section 2(j) of the Plan), Awardee’s rights under this Award Agreement in any unvested SPSAs shall terminate. For the avoidance of doubt, an Awardee’s Continuous Status as a Participant terminates at the time Awardee’s actual employer ceases to be the Company or a “Subsidiary” of the Company, as that term is defined in Section 2(y) of the Plan.

6. Disability of Awardee. Notwithstanding the provisions of Section 5 above, in the event of termination of Awardee’s Continuous Status as a Participant as a result of total and permanent disability (as such term is defined in Section 12(c) of the Plan), then:

(1) If the termination of Awardee’s Continuous Status as a Participant occurs during FY08, Awardee shall vest in the number of SPSAs calculated by multiplying the target SPSAs by 0.25, rounded up to the nearest whole number; and

(2) If the termination of Awardee’s Continuous Status as a Participant occurs after FY08, then the next vesting date for the SPSAs set forth in Section 3(a) above shall accelerate so that Awardee vests in any SPSAs that would normally vest within twelve (12) months of the earlier of (i) such date of termination, or (ii) if Awardee’s disability originally required him or her to take a short-term disability leave which was later converted into long-term disability, the date of commencement of the short-term disability leave.

Awardee’s rights in any unvested SPSAs that remain unvested after the application of this Section 6 shall terminate at the time Awardee ceases to be in Continuous Status as a Participant. An employee who fails to provide the Company with a medical determination of “total and permanent disability” that is acceptable to the Company and that establishes total and permanent disability to the Company’s satisfaction shall not be eligible for the vesting of SPSAs pursuant to this Section 6.

7. Death of Awardee. Notwithstanding the provisions of Section 5 above, in the event of the death of Awardee while in Continuous Status as a Participant, then:

(1) If the death occurs during FY08, then Awardee shall vest in a number of SPSAs calculated by multiplying the target SPSAs by 0.25, rounded up to the nearest whole number; and

(2) If the death occurs after FY08, then the next vesting date for the SPSAs set forth in Section 3(a) above shall accelerate so that Awardee vests in any SPSAs that would normally vest within twelve (12) months of the date of death.

Awardee’s rights in any unvested SPSAs that remain unvested after the application of this Section 7 shall terminate at the time of Awardee’s death.

8. Retirement of Awardee. Notwithstanding the provisions of Section 5 above, in the event of Awardee’s Retirement, Awardee shall be treated as continuously employed through the vesting periods in Section 3(a) above. For this purpose, “Retirement” means termination of employment with the Company or its direct and indirect subsidiaries after the earlier of (a) age 65, or (b) attaining age 55 and 15 years of Continuous Service.

This Section 8 will only apply to a Retirement if (a) the Retirement is more than one year after the Award Date, (b) Awardee executes a release in conjunction with the Retirement in the form provided by the Company, and (c) Awardee’s employment does not terminate due to misconduct (as determined in the sole discretion of the Committee), including but not limited to misconduct in violation of Company policy and misconduct that adversely affects the Company’s interests or reputation.

For purposes of this Section 8, “Continuous Service” means that Awardee has continuously remained an employee of the Company or its direct and indirect subsidiaries, measured from Awardee’s “most recent hire date” as reflected in Company records. For an Awardee who became an employee of the Company following the acquisition of his or her employer by the Company or its direct or indirect subsidiaries, service with the acquired employer shall count toward Continuous Service, and Continuous Service shall be measured from Awardee’s acquired company hire date as reflected in the Company’s records.

9. Value of Unvested SPSAs. In consideration of the award of these SPSAs, Awardee agrees that upon and following termination of Awardee’s Continuous Status as a Participant for any reason (whether or not in breach of applicable laws), and regardless of whether Awardee is terminated with or without cause, notice, or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, any unvested SPSAs under this Award Agreement shall be deemed to have a value of zero dollars ($0.00).

10. Conversion of SPSAs to Common Shares; Responsibility for Taxes.

(a) Provided Awardee has satisfied the requirements of Section 10(b) below, on the vesting of any SPSAs such vested SPSAs shall be converted into an equivalent number of Common Shares that will be distributed to Awardee within 10 days after the date of the vesting event, or in the event of Awardee’s death, to Awardee’s legal representative within 10 days after such representative provides proof of death to, and in the manner prescribed by, the Company. The distribution to Awardee, or in the case of Awardee’s death, to Awardee’s legal representative, of Common Shares in respect of the vested SPSAs shall be evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company. In the event ownership or issuance of Common Shares is not feasible due to applicable exchange controls, securities regulations, tax laws or other provisions of applicable law, as determined by the Company in its sole discretion, Awardee, or in the event of Awardee’s death, Awardee’s legal representative, shall receive cash proceeds in an amount equal to the value of the Common Shares otherwise distributable to Awardee, as determined by the Company in its sole discretion, net of amounts withheld in satisfaction of the requirements of Section 10(b) below.

(b) Regardless of any action the Company or Awardee’s actual employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding items (“Tax-Related Items”) that arise in connection with the SPSAs, Awardee acknowledges and agrees that the ultimate liability for any Tax-Related Items determined by the Company in its discretion to be legally due by Awardee, is and remains Awardee’s responsibility. Awardee acknowledges and agrees that the Company and/or Awardee’s actual employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the SPSAs, including the grant of the SPSAs, the vesting of SPSAs, the conversion of the SPSAs into Common Shares or the receipt of an equivalent cash payment, the subsequent sale of any Common Shares acquired and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the SPSAs to reduce or eliminate Awardee’s liability for any Tax-Related Items.

Prior to the relevant taxable or tax-withholding event, as applicable, Awardee shall pay, or make adequate arrangements satisfactory to the Company or to Awardee’s actual employer (in their sole discretion) to satisfy all obligations for Tax-Related Items. In this regard, Awardee authorizes the Company or Awardee’s actual employer to withhold all applicable Tax-Related Items from Awardee’s wages or other cash compensation payable to Awardee by the Company or Awardee’s actual employer. Alternatively, or in addition, the Company or Awardee’s actual employer may, in their sole discretion, and without notice to or authorization by Awardee, (i) sell or arrange for the sale of Common Shares to be issued upon the vesting of SPSAs to satisfy the withholding obligation, and/or (ii) withhold in Common Shares, provided that the Company and Awardee’s actual employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount or such other amount determined by the Company as not resulting in negative accounting consequences for the Company. Awardee will be deemed to have been issued the full number of Common Shares subject to the SPSAs, notwithstanding that a number of whole vested Common Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Awardee’s SPSAs. Awardee shall pay to the Company or to Awardee’s actual employer any amount of Tax-Related Items that the Company or Awardee’s actual employer may be required to withhold as a result of Awardee’s receipt of SPSAs, the vesting of SPSAs, or the conversion of vested SPSAs to Common Shares that cannot be satisfied by the means described in this paragraph. Except where applicable legal or regulatory provisions prohibit, the standard process for the payment of an Awardee’s Tax-Related Items shall be for the Company or Awardee’s actual employer to withhold in Common Shares only to the amount of shares necessary to satisfy the minimum withholding amount or such other amount determined by the Company as not resulting in negative accounting consequences for the Company. The Company may refuse to deliver Common Shares to Awardee if Awardee fails to comply with Awardee’s obligation in connection with the Tax-Related Items as described in this Section 10.

(c) In lieu of issuing fractional Common Shares, on the vesting of a fraction of a SPSA, the Company shall round the shares to the nearest whole share and any such share that represents a fraction of a SPSA will be included in a subsequent vest date.

(d) Until the distribution to Awardee of the Common Shares in respect of the vested SPSAs is evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, Awardee shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such Common Shares, notwithstanding the vesting of SPSAs. No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the Common Shares, except as provided in Section 14 of the Plan.

(e) By accepting the Award of SPSAs evidenced by this Award Agreement, Awardee agrees not to sell any of the Common Shares received on account of vested SPSAs at a time when applicable laws or Company policies prohibit a sale. This restriction shall apply so long as Awardee is an Employee, Consultant or outside director of the Company or a Subsidiary of the Company.

11. Non-Transferability of SPSAs. Awardee’s right in the SPSAs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. SPSAs shall not be subject to execution, attachment or other process.

12. Acknowledgment of Nature of Plan and SPSAs. In accepting the Award, Awardee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Award of SPSAs is voluntary and occasional and does not create any contractual or other right to receive future awards of SPSAs or other awards, or benefits in lieu of SPSAs even if SPSAs have been awarded repeatedly in the past;

(c) all decisions with respect to SPSAs or other future awards, if any, will be at the sole discretion of the Company;

(d) Awardee’s participation in the Plan is voluntary;

(e) the future value of the underlying Common Shares is unknown and cannot be predicted with certainty;

(f) if Awardee receives Common Shares, the value of such Common Shares acquired on vesting of SPSAs may increase or decrease in value;

(g) notwithstanding any terms or conditions of the Plan to the contrary and consistent with Section 5 above, in the event of termination of Awardee’s Continuous Status as a Participant under circumstances where Section 8 does not apply (whether or not in breach of applicable laws) Awardee’s right to receive SPSAs and vest under the Plan, if any, will terminate effective as of the date that Awardee is no longer actively employed and will not be extended by any notice period mandated under applicable law. Awardee’s right to receive Common Shares pursuant to the SPSAs after termination of Continuous Status as a Participant employment, if any, will be calculated as of the date of termination of Awardee’s active employment and will not be extended by any notice period mandated under applicable law. The Committee shall have the exclusive discretion to determine when Awardee is no longer actively employed for purposes of the award of SPSAs;

(h) Awardee acknowledges and agrees that, regardless of whether Awardee is terminated with or without cause, notice or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, Awardee has no right to, and will not bring any legal claim or action for, (a) any damages for any portion of the SPSAs that have been vested and converted into Common Shares, or (b) termination of any unvested SPSAs under this Award Agreement; and

(i) Awardee promises never to pursue any claim relating to the Plan or this Award Agreement before (1) notifying the Company in writing of Awardee’s claim within thirty (30) days after Awardee first knows or should have known the facts on which the claim is based, (2) if requested by the Company to do so within thirty (30) days after so notifying the Company, participating in good faith in any nonbinding dispute resolution procedure the Company prescribes, and (3) keeping Awardee’s claim completely confidential, except to the minimum extent needed to pursue the claim, until all the requirements of this subsection have been satisfied. The dispute resolution procedure the Company prescribes shall be paid for by the Company and must be reasonably capable of being completed within ninety (90) days after Awardee is requested to use it. Awardee agrees that his or her right to any awards, stock or amounts under this Award Agreement are conditioned on Awardee’s strictly complying with the requirements of this subsection.

13. Data Privacy Notice and Consent. Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement by and among, as applicable, Awardee’s actual employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.

Awardee understands that the Company and Awardee’s actual employer may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all SPSAs or any other entitlement to Common Shares awarded, canceled, vested, unvested or outstanding in Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Awardee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Awardee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Awardee’s country. Awardee understands that Awardee may, to the extent required by local law, request a list with the names and addresses of any potential recipients of the Data by contacting Awardee’s local human resources representative. Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom Awardee may elect to deposit any Common Shares received upon vesting of the SPSAs. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan. Awardee understands that Awardee may to the extent required by local law, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative. Awardee understands that refusal or withdrawal of consent may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that Awardee may contact Awardee’s local human resources representative.

14. No Employment Right; Effect of Relocation Outside U.S.A. Awardee acknowledges that neither the fact of this Award of SPSAs nor any provision of this Award Agreement or the Plan or the policies adopted pursuant to the Plan shall confer upon Awardee any right with respect to employment or continuation of current employment with the Company or with Awardee’s actual employer, or to employment that is not terminable at will. Awardee further acknowledges and agrees that neither the Plan nor this Award of SPSAs makes Awardee’s employment with the Company or Awardee’s actual employer for any minimum or fixed period, and that such employment is subject to the mutual consent of Awardee and the Company or Awardee’s actual employer, and may be terminated by either Awardee or the Company or Awardee’s actual employer at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure. In the event Awardee’s employment with the Company is relocated outside the United States, this Stock Award Agreement shall be amended to include such provisions regarding employment rights with respect to the SPSAs as the Company, in its sole discretion, has determined to be appropriate for inclusion in SPSA Award Agreements for the location to which Awardee relocates.

15. Administration. The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee (as such term is defined in Section 2(f) of the Plan). The Committee shall have all powers and discretion with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement by the Committee and any decision made by the Committee with respect to the Award Agreement shall be final and binding on all parties.

16. Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan, and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

17. Notices. Any written notices provided for in this Award Agreement that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Awardee, at Awardee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to SPSAs awarded under the Plan or future SPSAs that may be awarded under the Plan by electronic means or request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Acknowledgment. By Awardee’s acceptance as evidenced below, Awardee acknowledges that Awardee has received and has read, understood and accepted all the terms, conditions and restrictions of this Award Agreement, the Plan, and the current SPSA Administrative Policies (Executive Officers) referenced in Section 3(b) of this Award Agreement. Awardee understands and agrees that this Award Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and in the other documents referenced in the preceding sentence, as the latter may be amended from time to time in the Company’s sole discretion.

20. Board Approval. These SPSAs have been awarded pursuant to the Plan and accordingly this Award of SPSAs is subject to approval by the Committee. If this Award of SPSAs has not already been approved, the Company agrees to submit this Award for approval as soon as practical. If such approval is not obtained, this award is null and void.

21. Governing Law. This Award Agreement shall be governed by the laws of the State of Washington, U.S.A., without regard to Washington laws that might cause other law to govern under applicable principles of conflicts of law. For purposes of litigating any dispute that arises under this Award of SPSAs or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation shall be conducted in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, and no other courts, where this Award of SPSAs is made and/or to be performed.

22. Severability. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

23. Internal Revenue Code section 409A. This Award Agreement shall be interpreted, operated, and administered in a manner so as not to subject Awardee to the assessment of additional taxes or interest under Code section 409A, and this Award Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest.

24. Complete Award Agreement and Amendment. This Award Agreement (which includes Appendix A and the SPSA Administrative Policies (Executive Officers) referenced in Section 3(b), each as modified from time to time), the Notice of Receipt of Stock Awards (if any), and the Plan constitute the entire agreement between Awardee and the Company regarding this award of SPSAs. Any prior agreements, commitments or negotiations concerning these SPSAs are superseded. This Award Agreement may be amended only by written agreement of Awardee and the Company, except that (i) Appendix A and the SPSA Administrative Policies (Executive Officers) referenced in Section 3(b) may be modified by the Company as described in this Award Agreement (including Appendix A) or the SPSA Administrative Policies (Executive Officers), and (ii) no written agreement is necessary for an amendment that in the reasonable judgment of the Compensation Committee confers a benefit on the Awardee. Awardee agrees not to rely on any oral information regarding this Award of SPSAs or any written materials not identified in this Section 24.

EXECUTED as of the Award Date first above written.

MICROSOFT CORPORATION
Lisa Brummel,

/s/ Lisa Brummel
Senior Vice President, Human Resources

AWARDEE’S ACCEPTANCE:

I have read and fully understood this Award Agreement and, as referenced in Section 19 above, I accept and agree to be bound by all of the terms, conditions and restrictions contained in this Award Agreement and the other documents referenced in it. I intend to express my acceptance of the Award and this Award Agreement by typing my name in the Awardee acceptance window provided in “step 2” of the award acceptance checklist, and I further intend the typing of my name to have the same force and effect in all respects as a handwritten signature.